                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  Sawtek Inc.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

        --------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        --------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        --------------------------------------------------------------

     5) Total fee paid:

[ ]     Fee paid previously with preliminary  materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


        1)  Amount Previously Paid:______________________
        2)  Form, Schedule or Registration Statement No.:________________
        3)  Filing Party:_____________________________
        4)  Date Filed:______________________

Notice of
Annual Meeting
of Shareholders
and Proxy Statement


December 10, 1997


Dear Shareholder:

You are cordially invited to attend the 1998 annual meeting of shareholders. The meeting will be held at the corporate offices of Sawtek Inc., 1818 South Highway 441, Apopka, Florida, on Friday, January 23, 1998, starting at 10:00 a.m.

The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting, which includes the election of the directors, a proposal to amend the Sawtek Inc. Second Stock Option Plan, and a proposal to adopt the Sawtek Inc. Stock Option Plan for Acquired Companies.

Following the business session, I will report on current operations and on our plans. Following these reports, there will be an open discussion period during which your questions and comments will be welcome. We hope you will be able to join us.


Cordially,




Steven P. Miller
Chairman and
Chief Executive Officer

                    Notice of Annual Meeting of Shareholders



TO THE HOLDERS OF COMMON STOCK OF SAWTEK INC.
---------------------------------------------

The annual meeting of the shareholders of Sawtek Inc. will be held at the corporate offices of Sawtek Inc., 1818 South Highway 441, Apopka, Florida 32703, on Friday, January 23, 1998, starting at 10:00 a.m. for the following purposes:

    1. To elect directors.
    2. To consider and act upon a proposal to amend the Sawtek Inc. Second Stock Option Plan.
    3. To consider and act upon a proposal to adopt the Sawtek Inc. Stock Option Plan for Acquired Companies.
    4. To transact such other business as may properly come before the meeting.

Holders of Common Stock of record at the close of business on December 9, 1997 will be entitled to vote at the meeting.

By order of the Board of Directors

                                                         WILLIAM A. GRIMM
                                                         Secretary
Apopka, Florida
December 10, 1997


                                IMPORTANT NOTICE

                      To assure your representation at the
                 meeting, please complete, date, sign, and mail
                             promptly the enclosed
                 proxy for which a return envelope is provided.

Annual Meeting of Shareholders
Scheduled for January 23, 1998

General Information
-------------------
The accompanying proxy is solicited by the Board of Directors of the Company. A shareholder may revoke his proxy at any time prior to the time it is voted at the meeting by filing with the Secretary of the Company a written notice of revocation, by duly executing and delivering a subsequent proxy bearing a later date, or by attending the meeting and voting in person.

The record date for shareholders entitled to vote at the meeting is December 9, 1997.

The Company has only one class of outstanding shares, namely Common Stock, par value $.0005 per share, of which there were 20,771,805 shares outstanding on the record date and 96 holders of record. Many shareholders hold their shares in "street name." The Company believes it has more than 3,000 beneficial owners of its Common Stock. Each share is entitled to one vote.

The shares represented by each valid proxy will be voted at the meeting or any adjournment thereof, and, if a choice is specified in the proxy, the shares will be voted in accordance with such specification. If no vote is specified, the shares will be voted as set forth in the accompanying proxy. The election of directors, the proposal to amend the Sawtek Inc. Second Stock Option Plan, and the proposal to adopt the Sawtek Inc. Stock Option Plan for Acquired Companies each require a majority of the votes cast. With respect to abstentions, shares are considered present at the meeting for a particular proposal, but since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to shares held in brokerage accounts, shares which are not voted by the broker are not considered present at the meeting for the particular proposal.

So far as the directors of the Company are aware, no matters will be presented to the meeting for action on the part of the shareholders other than the election of the directors, the proposal to amend the Sawtek Inc. Second Stock Option Plan, and the proposal to adopt the Sawtek Inc. Stock Option Plan for Acquired Companies. If any other matter is properly brought before the meeting, it is the intention of the persons named in the proxy to vote the shares to which the proxy relates in accordance with their best judgment.

The cost of soliciting proxies will be borne by the Company. Officers and employees may, by letter, telephone, or in person, make additional requests for the return of proxies. The Company will reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses incurred in connection with such solicitation. The Company also has retained ADP Corporation to aid in the solicitation of proxies at an estimated fee of $5,000. This Proxy Statement, the accompanying proxy and a copy of the Company's Annual Report for the year ended September 30, 1997, are being mailed to shareholders commencing on December 10, 1997.

Shareholder Item #1

Election of Directors
---------------------
All of the members of the Company's Board of Directors are elected annually at the annual meeting of shareholders. The five members are Steven P. Miller, Neal
J. Tolar, Robert C. Strandberg, Bruce S. White, and Willis C. Young, and each of them are standing for re-election. In accordance with the Bylaws of Sawtek Inc., all directors hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.

The authorized number of directors is presently set at five. From time to time, the Board considers potential candidates, and as an appropriate candidate is identified the Board will consider increasing the number of directors.

The persons named in the accompanying proxy will vote in favor of electing the nominees to serve for the terms identified above, unless otherwise specified in the proxy. If any nominee shall become unavailable for election, the proxies will be voted for the election of such persons, if any, as shall be designated by the Board of Directors.

None of the nominees nor any of the incumbent directors is related to any other nominee or director or to any executive officer of the Company or its subsidiaries by blood, marriage, or adoption.

Biographical summaries of the nominees and of the continuing directors appear on the following pages and data with respect to the number of shares of the Company's Common Stock beneficially owned by them as of October 31, 1997 are set forth in the table on page 21.

The Board of Directors recommends a vote in favor of each named nominee.

Board of Directors
------------------

Steven P. Miller
----------------
Mr. Miller, 49, co-founded the Company, has served as a Director since 1979, Chief Executive Officer since 1986, Chairman since February 1996, and as President from 1979 to April 1997. Prior to joining the Company, he was manager of the SAW Device Engineering and Development Laboratory at Texas Instruments Incorporated ("TI"), an electronics manufacturer. He joined TI in 1969. Mr. Miller has a B.S. degree in Electrical Engineering from the South Dakota School of Mines and Technology.

Neal J. Tolar
-------------
Dr. Tolar, 55, co-founded the Company, has served as Senior Vice President and Chief Technical Officer since June 1995 and a Director since 1979. He served as Vice President of Operations and Engineering from 1979 to June 1995. Prior to joining the Company, he was a member of the technical staff in the RF Technology Group of the Corporate Research Laboratory at TI. He joined TI in 1967. Dr. Tolar has a Ph.D. in Ceramic Engineering from the University of Utah and a B.S. degree in Ceramic Engineering from Mississippi State University.

Robert C. Strandberg
--------------------
Mr. Strandberg, 40, has been a Director of the Company since October 1995. Mr. Strandberg has served as President and Chief Executive Officer of PSC Inc., a manufacturer of bar code readers since May 1997, and Executive Vice President from November 1996 to May 1997. From May 1996 to November 1996, he was
self-employed as a business consultant. Mr. Strandberg was the Chairman of the Board of Directors, President and Chief Executive Officer of Datamax International Corporation, a manufacturer of bar code printers, from September 1991 to April 1996. From 1988 to 1991, he was Vice President of Finance at Datamax. From 1986 to 1988, he worked for GTECH, a lottery management company, in the areas of finance and strategic planning. Mr. Strandberg has an M.B.A. degree from Harvard Graduate School of Business Administration and a B.S. degree in Operations Research and Industrial Engineering from Cornell University.

Bruce S. White
--------------
Mr. White, 64, has been a Director of the Company since April 1996. Mr. White has served as Corporate Vice President of AVNET Inc., a distributor of electronic components, since January 1996, and President of the Penstock Division of AVNET Inc. since July 1994. From 1974 to July 1994, Mr. White was the President and Chief Executive Officer of Penstock Inc., a company he founded to distribute RF and microwave components. Penstock is a distributor of certain products manufactured by Sawtek. In fiscal 1997, sales from Sawtek to Penstock were approximately $1.4 million. Mr. White holds a B.A. degree in Mathematics from Colgate University, and B.S. and M.S. degrees in Electrical Engineering from Michigan State University.

Willis C. Young
---------------
Mr. Young, 56, has been a Director of the Company since February 1996. He has served as a Senior Partner of the Atlanta office of BDO Seidman, LLP, an international accounting and consulting firm since January 1996. From April 1995 to December 1995, Mr. Young was the Chief Financial Officer for Hayes
Microcomputer Products, Inc., a manufacturer of modems and communication equipment, where he was engaged to assist in the implementation of Hayes' restructuring in bankruptcy. From 1965 to March 1995, Mr. Young held various positions with BDO Seidman, LLP, and from 1988 to March 1995 he was a Vice Chairman and a member of the Executive Committee. Mr. Young has a B.S. degree in Accounting from Ferris State University. He is a Certified Public Accountant.

Information on Board of Directors and Committees
------------------------------------------------

Meetings and Attendance
-----------------------
During the year, there were six meetings of the Board of Directors and two meetings of the standing committees of the Board. All directors attended more than 75 percent of the aggregate of all meetings of the Board and the Board committees on which they served.

Committees of the Board
-----------------------
The Board has established two committees to assist in the discharge of its responsibilities, the principal functions of each committee are described below. In addition, the Board as a whole serves as the Nominating Committee.

The Audit Committee assists the Board in ensuring that the Company's financial auditing and reporting practices, procedures and controls are within acceptable limits of sound practice and in accordance with applicable laws and regulations. The Committee meets periodically with the independent auditors, together with representatives of management, as appropriate, for the purpose of reviewing the scope and results of the annual audit of the financial statements and the recommendations of the auditors. The Committee also reviews the nature and extent of non-audit professional services performed by the auditors. The Committee held one meeting during the past twelve months. The members of the Committee are Messrs. Young (Chairman), Tolar and Strandberg.

The Compensation Committee assists the Board in reviewing the annual compensation and bonuses to the executive officers. The Committee held one meeting during the past twelve months. The members of the Committee are Messrs. Strandberg (Chairman), White and Young.

Directors' Compensation
-----------------------
Each of the three non-employee directors currently receive an annual retainer fee of $8,000.

Messrs. Strandberg, White and Young each were granted options to purchase 20,000 shares of the Company's Common Stock. The options are non-statutory options and are priced at the fair market value on the date of grant. One-third of the option shares become exercisable on the anniversary of the date of grant and one-third on each of the two succeeding anniversary dates. The option term is five years.

Report on Executive Compensation
--------------------------------

General
-------
For the fiscal year ended September 30, 1997, the Compensation Committee approved the base compensation and bonuses paid and stock options granted to several levels of management including the CEO and the other executive officers.

Compensation Philosophy
-----------------------
The goal of the Company is to align business objectives and overall Company performance and executive compensation. The Company needs to attract, retain and reward executive officers and other key individuals who contribute to the long-term success of the Company and to further motivate them to build shareholder value. The Board of Directors has adopted a total compensation package comprised of base salary, bonus, and stock option awards as follows:

     Base Salary: Each executive officer's base salary is reviewed on an annual basis. Among those factors taken into consideration are (1) individual and corporate performance,(2) level of responsibility, (3) prior experience,
     (4) breadth of knowledge of the industry, and (5) competitive pay practices as reported by the American Electronics Association for comparable size companies.

     Bonus: Bonuses are paid only if the Company and individual executive officers achieve the performance objective for the year. Generally, bonuses are based on the level of net income for the Company and other factors as determined by the Compensation Committee.

     Stock Option Grants: The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

Chief Executive Officer  Compensation
-------------------------------------
Mr. Miller's base salary and bonus were determined in accordance with the criteria described in the "Base Salary" and "Bonus" sections of this report. Mr. Miller's base salary of $216,000 and cash bonus of $142,000 reflect the Board and the Committee's assessment of (i) the favorable operating results of the Company for the past fiscal year, (ii) his leadership, and (iii) his broad involvement in the overall operation and growth of the Company. The Board has set his base compensation for fiscal 1998 at $245,000. Mr. Miller was not granted any stock options in fiscal 1997.

Potential Limitation on Company Deductions
------------------------------------------
Internal Revenue Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

There are a number of exceptions to this rule, such as compensation paid under a shareholder approved "performance-based compensation" plan and certain stock options granted prior to the Company being publicly-traded.

The Board of Directors believes that at the present time it is unlikely that eligible compensation under Section 162(m) paid to any executive officer in a taxable year will exceed one million dollars. Therefore, the Board of Directors has not established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as "performance-based compensation."

                        Robert C. Strandberg - Chairman
                                Willis C. Young
                                 Bruce S. White

Selection of Auditors
---------------------
Representatives of Ernst & Young LLP, independent auditors, who audited the books of the Company for the year ended September 30, 1997, are expected to be present at the shareholders' meeting to make a statement if they so desire and to be available to respond to appropriate questions of shareholders. The Company has not reviewed fees and other arrangements for auditing services, and accordingly the Board of Directors has not considered the selection of public accountants for the year ending September 30, 1998.

Shareholder Proposals for the 1999 Annual Meeting
-------------------------------------------------
Shareholder proposals intended to be presented at the 1999 annual meeting of shareholders and to be included in the Company's proxy statement and form of proxy for that meeting must be received by the Company no later than August 14, 1998.

Shareholder Item #2

Proposed Amendment to the Sawtek Inc. Second Stock Option Plan
--------------------------------------------------------------
A proposal will be presented at the meeting to approve an amendment to the Sawtek Inc. Second Stock Option Plan (the "Plan") which was adopted by the Board of Directors on November 1, 1997, subject to approval by the shareholders of the Company.

The Plan was originally adopted by the shareholders of the Company in 1995 and was intended to advance the interests of the Company by generating increased incentives for its key employees and directors to contribute to the Company's growth and profitability, thereby enhancing shareholder value. The Plan provides for the granting of stock options to officers, key employees, directors, and consultants. The Plan is administered by the Board of Directors. The total number of shares of stock which may be issued by the Company under the Plan is two million (2,000,000); however, the Company may not grant options for more than one million shares until such time as all of the shares held by the Sawtek Inc. Employee Stock Ownership and 401(k) Plan ("ESOP") have been allocated to the participants of the ESOP. The ESOP shares were originally scheduled to be allocated to participants by September 30, 1998. However, in September 1997, the Company restructured the ESOP allocation and stretched it out over a seven-year period ending September 30, 2003. The Company restructured the ESOP allocations to spread the cost and benefits over a seven-year period rather than a two-year period in the belief that it could use the ESOP benefit as a tool to attract and retain employees which, in turn, reduces costs, improves productivity, thereby enhancing shareholder value.

As a result of the stretch out of the ESOP allocations, the Board of Directors approved an amendment to the Plan to provide for granting of options for the second one million shares beginning February 1, 1998. The Board of Directors believes that if the Plan is not amended, the Company's ability to grant stock options to officers, key employees, and others eligible for option grants would be unnecessarily restricted. A copy of the Plan may be obtained from the Company upon request.

Paragraph 3(a) of the Sawtek Inc. Second Stock Option Plan provides:

   3.  Stock Subject to Option.

       (a) Total Number of Shares. The total number of shares of Stock which may be issued by the Company to all Optionees under this Plan is two million (2,000,000) shares, provided, however, no Option shall be issued hereunder for the purchase of shares in excess of one million (1,000,000) shares until such time as all shares held by the Company's ESOP have been allocated to participants thereof. The total number of shares of Stock which may be so issued may be increased only by a resolution adopted by the Board of Directors and approved by the shareholders of the Company.

The proposed  amendment amends paragraph 3 in its entirety as follows:

       Stock Subject to Option.

       (a) Total Number of Shares. The total number of shares of Stock which may be issued by the Company to all Optionees under this Plan is two million (2,000,000) shares; provided, however, no Option shall be issued hereunder for the purchase of shares in excess of one million (1,000,000) shares until after January 31, 1998. The total number of shares of Stock which may be so issued may be increased only by a resolution adopted by the Board of Directors and approved by the shareholders of the Company.

The Board of Directors recommends that the shareholders vote FOR the adoption of the amendment to the Sawtek Inc. Second Stock Option Plan.

Shareholder Item #3

Proposal to Adopt the Sawtek Inc. Stock Option Plan for Acquired Companies
--------------------------------------------------------------------------
A proposal will be presented at the meeting to adopt the Sawtek Inc. Stock Option Plan for Acquired Companies (the "New Plan"), which was adopted by the Board of Directors on November 1, 1997, subject to approval by the shareholders of the Company. The complete text of the New Plan is set forth in Exhibit A to this Proxy Statement and shareholders are urged to review it together with the following information, which is qualified in its entirety by reference to Exhibit A.

The Board of Directors believes that acquisitions of complimentary technology firms may play a key element to the long-term success and growth of Sawtek. Usually, these firms are controlled by a few key individuals such as the founders, key scientists, and key managers of the company, and often have a need for additional key individuals after the acquisition. The Board of Directors believes that it is important to tie these individuals' performance to that of the overall Company and the Board of Directors believes that the granting of stock options to these key individuals is an appropriate method to achieve this goal.

The New Plan is administered by the Board of Directors. The New Plan expires five (5) years from the date it is approved by the Shareholders. Option grants must be at 100% of the fair market value of Sawtek Inc. Common Stock as determined by the closing price on the date of the grant as published in the Wall Street Journal. Once an option is granted it may not be re-priced. All amendments to the New Plan require approval by the Shareholders.

As a result, the Board of Directors approved the Sawtek Inc. Stock Option Plan for Acquired Companies, which provides for the granting of up to one million (1,000,000) shares of Common Stock, solely to key employees of Acquired Companies.

The Board of Directors recommends that the shareholders vote FOR the adoption of the Sawtek Inc. Stock Option Plan for Acquired Companies.

Exhibit A

SAWTEK INC. STOCK OPTION PLAN FOR ACQUIRED COMPANIES
----------------------------------------------------
Sawtek Inc., a Florida corporation (the "Company"), hereby adopts the Sawtek Inc. Stock Option Plan for Acquired Companies (the "New Plan") for key employees and officers, present and future, of acquired companies or businesses in accordance with the following terms and conditions:

   1. Purpose of the Plan. The purpose of the Plan is to advance the growth and development of the Company by affording an opportunity to key employees and officers, present and future, of companies or businesses acquired by Sawtek Inc. or any of its subsidiaries by purchase, merger, or otherwise, collectively referred to as an "Acquired Entity," to purchase shares of the Company's Common Stock and to provide incentives for them to put forth maximum efforts for the success of the Company's business. The Plan is intended to permit certain designated stock options granted under the Plan to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986.

   2. Definitions. For purposes of this Plan, the following capitalized terms shall have the meanings set forth below:

       (a) "Board of Directors" means the board of directors of the Company.

       (b) "Code" means the Internal Revenue Code of 1986, as currently in effect or as hereafter amended.

       (c) "Company" means Sawtek Inc., a Florida corporation.

       (d) "Eligible   Employee"   means  all  present  and  future   executive,
           managerial,  technical,  and  other  key  employees  of any  Acquired
           Entity.

       (e) "Incentive Stock Option(s)" means a stock option granted to an Eligible Employee to purchase shares of Stock which is intended to qualify as an "incentive stock option," as defined in Section 422 of the Code.

       (f) "Non-qualified Stock Option(s)" means a stock option granted to an Eligible Employee to purchase shares of Stock which is not intended to qualify as an "incentive stock option" as defined in Section 422 of the Code.

       (g) "Option" means any unexercised and unexpired Incentive Stock Option or Non-qualified Stock Option issued under this Plan, or any portion thereof remaining unexercised and unexpired.

       (h) "Option Agreement" means a written agreement by and between the Company and an Optionee setting forth the terms and conditions of the Option granted by the Board of Directors to such Optionee.

       (i) "Optionee" means any Eligible Employee who is granted an Option as provided in the Plan.

       (j) "Plan" shall mean the Company's Stock Option Plan for Acquired Companies.

       (k) "Stock" means authorized and unissued shares of the Company's Common Stock, or treasury shares of such class.

       (l) "Subsidiary" means any present or future "subsidiary corporation" of the Company, as such term is defined in Section 424(f) of the Code and which the Board of Directors has elected to be covered by the Plan.

       (m) Where applicable, the terms used in this Plan have the same meaning as the terms used in the Code and the regulations and rulings issued thereunder and pursuant thereto, with reference to Options.

       (n) Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine or neuter.

   3.  Stock Subject to Option.

       (a) Total Number of Shares. The total number of shares of Stock which may be issued by the Company to all Optionees under this Plan is one million (1,000,000) shares.

       (b) Expired Options. If any Option granted under this Plan is terminated or expires for any reason whatsoever, in whole or in part, the shares (or remaining shares) of Stock subject to that particular Option shall again be available for grant under this Plan.

   4.  Administration of the Plan.

       (a) Board of Directors. This Plan shall be administered by the Board of Directors who may, from time to time, issue orders or adopt resolutions, not inconsistent with the provisions of the Plan, to interpret the provisions and supervise the administration of the Plan. All determinations shall be by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board of Directors. Subject to the Company's Bylaws, all decisions made by the Board of Directors in selecting Optionees, establishing the number of shares and terms applicable to each Option, and in construing the provisions of this Plan shall be final, conclusive and binding on all persons, including the Company, shareholders, Optionees, and purchasers of shares pursuant to this Plan. No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or an Option granted hereunder.

       (b) Stock Option Plan Committee. The Board of Directors may from time to time appoint a Stock Option Plan Committee, consisting of not less than two (2) directors (the "Committee"). The Board of Directors may delegate to such Committee full power and authority to take any action required or permitted to be taken by the Board of Directors under this Plan, subject to restrictions on affiliate participation under the Securities Exchange Act of 1934, pertaining to, among other things, Section 16(b). The Board of Directors may from time to time, at its sole discretion, remove members from or add members to the Committee. Vacancies may be filled by the Board of Directors only. Where the context requires, the Board of Directors shall mean the Committee, if appointed, for matters dealing with administration of the Plan.

       (c) Compliance with Internal Revenue Code. The Board of Directors (or committee if appointed) shall at all times administer this Plan and make interpretations hereunder in such a manner that Options granted hereunder designated as Incentive Stock Options will meet the requirements of Section 422 of the Code.

   5.  Selection of Optionees.

       (a) Discretion of the Board of Directors. All Eligible Employees shall be eligible to receive Options pursuant to this Plan. In determining which Eligible Employees shall be offered Options, as well as the terms thereof, the Board of Directors shall evaluate, among other things, (i) the duties and responsibilities of Eligible Employees,
           (ii) their past and prospective contributions to the success of the Acquired Company, (iii) the extent to which they are performing and will continue to perform outstanding services for the benefit of the Acquired Company, and (iv) such other factors as the Board of Directors deems relevant.

       (b) Limitation on Grant of Options. An Incentive Stock Option may not be granted to any Optionee if the grant of such Option to such Optionee would otherwise cause the aggregate fair market value (determined at the time the Option is granted) of the Stock for which Options are exercisable for the first time by such Optionee under all Incentive Stock Option Plans of the Company during any calendar year to exceed $100,000. Non-qualified Stock Options may be granted to Eligible Employees at the sole discretion of the Board of Directors.

   6. Option Agreement. Subject to the provisions of this Plan, each Option granted to an Optionee shall be set forth in an Option Agreement upon such terms and conditions as the Board of Directors determines, including a vesting schedule. Each such Option Agreement shall incorporate the provisions of this Plan by reference. The date of the grant of an Option is the date specified in the Option Agreement. Any Option Agreement shall clearly identify such Options as Incentive Stock Options or Non-qualified Stock Options.

   7.  Option Prices.

       (a) Determination of Option Price. The option price for Stock shall not be less than one hundred percent (100%) of the fair market value of the Stock on the date of the grant of such Option. The option price for Stock granted to an Eligible Employee who possesses more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company (a "Ten Percent Shareholder") shall not be less than one hundred ten percent (110%) of the fair market value of the Stock on the date of the grant of such Option.

       (b) Determination of Fair Market Value. For the purpose of this Plan, the fair market value of the Stock on the date of granting an Option (the "Grant Date") shall be the closing price on the Grant Date as published in the Wall Street Journal.

       (c) Determination of Stock Ownership. For purposes of paragraphs 7 and 8, an optionee's common stock ownership shall be determined by taking into account the rules of constructive ownership set forth in Section 424(d) of the Code.

       (d) No Repricing. No Option granted under this Plan shall be amended to reduce the option price.

   8. Term of Option. The term of an Option may vary within the sole discretion of the Board of Directors, provided, however, that the term of an Incentive Stock Option granted to an Eligible Employee shall not exceed ten (10) years from the date of grant of such Incentive Stock Option (five (5) years in the case of a Ten Percent Shareholder). An Option may be cancelled only in connection with the termination of employment or death of the Optionee (as more particularly described in paragraph 9 hereof).

   9.  Exercise of Option.

       (a) Limitation on Exercise of Option. Except as otherwise provided herein, the Board of Directors, in its sole discretion, may limit an Option by restricting its exercise in whole or in part to specified vesting periods or until specified conditions have occurred. The vesting periods and any restrictions will be set forth in the Option Agreement.

       (b) Exercise Prior to Cancellation. An Option shall be exercisable only during the term of the Option as long as the Optionee is in "Continuous Employment" with the Acquired Company, the Company, any Subsidiary, or any successor thereof. Notwithstanding the preceding sentence, as long as the Option's term has not expired, an Option which is otherwise exercisable in accordance with its provisions shall be exercisable

           (i) for a period ending ninety (90) days after the Optionee's Continuous Employment has terminated, unless the Optionee was terminated for cause, in which case the Option terminates on notice of termination of employment; or

           (ii) by the estate of the Optionee, within one (1) year after the date of the Optionee's death, if the Optionee should die while in Continuous Employment; or

           (iii) within one (1) year after the Optionee's Continuous Employment terminates, if the Optionee becomes disabled (as defined in Section 22(e) of the Code) during Continuous Employment with the Company and such disability is the cause of termination.

           For purposes of this Plan, the term "Continuous Employment" shall mean service as a common law employee and the absence of any interruption or termination of employment (or termination of a consulting contract) by the Acquired Company, the Company, or Subsidiary which now exists or hereafter is organized or acquired by the Company. Continuous Employment shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Company or in the case of transfers between the Acquired Company, the Company, or between any Subsidiary, or successor thereof. The term "cause" as used in this subparagraph 9(b) shall mean: (i) commission of a felony or a charge of theft, dishonesty, fraud or embezzlement; (ii) failure to adhere to reasonable directives and policies, willful disobedience or insubordination; (iii) disclosing to a competitor or other unauthorized person, proprietary information, confidences, or trade secrets of the Acquired Company, the Company, or Subsidiary; (iv) recruitment of Acquired Company, Company, or Subsidiary personnel on behalf of a competitor or potential competitor of the Acquired Company, the Company, or Subsidiary, or any successor thereof; or
           (v)solicitation of business on behalf of a competitor or potential competitor of the Acquired Company, the Company, or Subsidiary, or any successor thereof.

       (c) Method of Exercising an Option. Subject to the provisions of any particular Option, including any provisions relating to vesting of an Option, an Optionee may exercise an Option, in whole or in part, by written notice to the Company stating in such written notice the number of shares of Stock such Optionee elects to purchase under the Option, and the time of the delivery thereof, which time shall be at least fifteen (15) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. Upon receipt of such written notice, the Company shall provide the Optionee with that information required by the applicable state and federal securities laws. If, after receipt of such information, the Optionee desires to withdraw such notice of exercise, the Optionee may withdraw such notice of exercise by notifying the Company, in writing, prior to the time set forth for delivery of the shares of Stock. In no event may an Option be exercised after the expiration of its term. An Optionee is under no obligation to exercise an Option or any part thereof.

       (d) Payment for Option Stock. The exercise of any Option shall be contingent upon receipt by the Company of cash, (or if permitted by the Board of Directors, shares of the Company's Common Stock or cancellation of a vested portion of the Stock Option), in an amount equal to the full option price of the shares of Stock being purchased. The Board of Directors may, but is not required to, accept a promissory note, secured or unsecured, in the amount of the option price made by the Optionee on terms and conditions satisfactory to the Board of Directors.

       (e) Delivery of Stock to Optionee. Provided the Optionee has delivered proper notice of exercise and full payment of the option price, the Company shall undertake and follow all necessary procedures to make prompt delivery of the number of shares of Stock which the Optionee elects to purchase at the time specified in such notice. Such delivery, however, may be postponed at the sole discretion of the Company to enable the Company to comply with any applicable procedures, regulations, or listing requirements of any governmental agency, stock exchange, or regulatory authority. As a condition to the issuance of shares of Stock, the Company may require such additional payments from the Optionee as may be required to allow the Company to withhold any income taxes which Company deems necessary to insure the Company that it can comply with any federal or state income tax withholding requirements.

   10. Non-transferability. Except as otherwise provided in paragraph 9(b) (ii) and (iii) hereof, an Option granted to an Optionee may be exercised only during such Optionee's lifetime by such Optionee. An Option may not be sold, exchanged, assigned, pledged, encumbered, hypothecated, or otherwise transferred except by will or by the laws of descent and distribution. No Option or any right there under shall be subject to execution, attachment, or similar process by any creditors of the Optionee. Upon any attempted assignment, transfer, pledge, hypothecation, or other encumbrance of any Option contrary to the provisions hereof, such Option and all rights thereunder shall immediately terminate and shall be null and void with respect to the transferee or assignee.

   11. Compliance with the Securities Laws.

       (a) Optionee's Written Statement. The Board of Directors may, in its sole discretion, require that at the time an Optionee elects to exercise his or her Option, he or she shall furnish a written statement to the Company that he or she is acquiring such shares of Stock for investment purposes only and that he or she has no intention of reselling or otherwise disposing of such Stock, along with a written acknowledgment that the Option and the shares of Stock pertaining to the Option are not registered under the Securities Act of 1933, as amended (the "Act"), the Florida securities laws, or any other state securities laws. In the event that shares of Stock subject to the Option are registered with the Securities and Exchange Commission, an Optionee shall no longer be required to comply with this subparagraph 11(a).

       (b) Registration Requirements. If at any time the Board of Directors determines, in its sole discretion, that the listing, registration, or qualification of the shares of Stock subject to the Option upon any securities exchange or under any state or federal securities laws, or the consent, or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares thereunder, then the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained (and the same shall have been free of any conditions not acceptable to the Board of Directors).

       (c) Restrictions on Transfer of Shares. The shares of Stock acquired by an Optionee pursuant to the exercise of an Option hereunder shall be freely transferable; provided, however, that such shares of Stock may not be sold, transferred, pledged, or hypothecated, unless (i) a registration statement covering the securities is effective under the Act and appropriate state securities laws, or (ii) an opinion of counsel, satisfactory to the Company, that such sale, transfer, pledge, or hypothecation may legally be made without registration of such shares under federal or state securities laws has been received by the Company.

       (d) Restrictive Legend. In order to enforce the restrictions imposed upon shares of Stock under this Plan, the Company shall make appropriate notation in its stock records or, if applicable, shall issue an appropriate stock transfer instruction to the Company's stock transfer agent. In addition, the Company may cause a legend or legends to be placed on any certificates representing shares of Stock issued pursuant to this Plan, which legend or legends shall make appropriate reference to such restrictions in substantially the following form:

           The shares of Common Stock evidenced by this certificate have been issued under the Sawtek Inc. Stock Option Plan for Acquired Companies (the "Plan") and are subject to the terms and provisions of such Plan.

           These shares have not been registered under the Securities Act of 1933, as amended, the Florida Securities and Investor Protection Act or any other state securities laws, and, therefore, cannot be sold unless they are subsequently registered under the Act and any applicable state securities laws, or unless an exemption from registration is available.

   12. Changes  in  Capital  Structure  of  Company.  In the  event of a capital adjustment resulting from a stock dividend, stock split, reclassification, recapitalization, or by reason of a merger, consolidation, or other reorganization in which the Company is the surviving corporation, the Board of Directors shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares authorized by this Plan, or in the number, option price, and kind of shares covered by the Options granted. The Company shall give notice of any adjustment to each Optionee and such adjustment shall be deemed conclusive. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Board of Directors, and any such adjustment may provide for the elimination of fractional shares.

   13. Reorganization, Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, or any merger or combination in which the Company is not a surviving corporation is involved, or the Company transfers substantially all of its assets or property to another corporation, or in the event any other corporation acquires control of the Company in a reorganization within the meaning of Section 368(a) of the Code, all outstanding Options shall thereupon terminate, unless such Options are assumed or substitutes therefor are issued (within the meaning of Section 424(a) of the Code) by the surviving or acquiring corporation in any such merger, combination, or other reorganization. Notwithstanding the previous sentence, the Company shall give at least fifteen (15) days written notice of such transaction to holders of unexercised Options prior to the effective date of such merger, combination, reorganization, dissolution, or liquidation. The Board of Directors, in its sole discretion, may elect to accelerate the vesting schedules of all Options previously issued upon such notice, and the holders thereof may exercise such Options prior to such effective date, notwithstanding any time limitation previously placed on the exercise of such Options.

   14. Dividends; Voting Stock.

       (a) Dividends. Purchasers of Stock pursuant to this Plan will be entitled, after issuance of their stock certificates, to any dividends that may be declared and paid on the shares of Stock registered in their names. A stock certificate representing dividends declared and paid in shares of Stock shall be issued and delivered to the purchaser after such shares have been registered in the purchaser's name. Such stock certificate shall bear the legends set forth above and shall be subject to the provisions of this Plan, the Option Agreement and any escrow arrangement.

       (b) Voting Rights. Purchasers of shares of the Stock shall be entitled to receive all notices of meetings and exercise all voting rights of a shareholder with respect to the shares of Stock purchased.

       (c) Rights as Shareholder. An Optionee shall have no rights as a shareholder with respect to any shares covered by his or her Option until exercise of the Option and the date of issuance of a certificate to him for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

   15. Amendment and Termination of the Plan.

       (a) No Amendment Without Shareholder Approval. This Plan may only be amended by obtaining the approval of the Company's shareholders.

       (b) Automatic Termination. This Plan shall terminate five (5) years after its approval by the share holders of the Company, unless the Board of Directors shall, in its discretion, elect to terminate this Plan at an earlier date. Options may be granted under this Plan at any time and from time to time prior to termination of the Plan under this subparagraph 15(b). Any Option outstanding at the time the Plan is terminated under this subparagraph 15(b)shall remain in effect until the Option is exercised or expires.

   16. Miscellaneous.

       (a) Notices. All notices and elections by an Optionee shall be in writing and delivered in person or by mail to the President or Treasurer of the Company at the principal office of the Company.

       (b) Effective Date of the Plan. The effective date of this Plan shall be the date of its approval by the shareholders of the Company.

       (c) Employment. Nothing in the Plan or in any Option granted hereunder, or in any Stock Option Agreement relating thereto shall confer upon any employee of the Acquired Company, the Company, or any Subsidiary, or any successor thereof, the right to continue in the employ of the Acquired Company, the Company, or any Subsidiary.

       (d) Plan Binding. The Plan shall be binding upon the successors and assigns of the Company.

       (e) Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

       (f) Headings. Captioned headings of paragraphs and subparagraphs hereof are inserted for convenience and reference, and constitute no part of the Plan.

       (g) Applicable Law. The validity, interpretation and enforcement of this Plan are governed in all respects by the laws of the State of Florida and the United States of America.

Performance Graph
-----------------
The graph below compares the performance of the Company's Common Stock with the performance of the NASDAQ composite index and the Hambrecht &Quist communication sector component of its Growth and Technology Index. The comparison of total return on investment for the period assumes that $100 was invested on May 1, 1996 (the date the Company went public) in the Company and each of the indices.


                    Comparison of Total Return among NASDAQ
            Composite Index and the H&Q Communication Sector of its
                  Growth and Technology Index and Sawtek Inc.


                                                                End of Period Values
                                                 May 1, 1996     September 30, 1996   September 30, 1997
                                                 -----------     ------------------   ------------------
  Sawtek                                            $100               $200                  $356
  NASDAQ Composite with dividends re-invested       $100               $103                  $142
  Hambrecht & Quist Communication Sector Index      $100               $101                  $113


Summary Compensation Table
--------------------------

The table below illustrates annual and long-term compensation for services to the Company for the years ended September 30, 1997, 1996 and 1995 for those executives who, as of September 30, 1997, were (i) the Chief Executive Officer and (ii) the other four most highly compensated executives of the Company.

                                                                           Other           Total Option
Name and Position             Year        Salary          Bonus      Compensation (3)      Grants # (1)
-----------------             ----        ------          -----      ----------------      ------------
Steven P. Miller              1997       $216,000        $142,004        $ 4,078                     --
   Chairman & Chief           1996        199,992         714,274         48,521                     --
   Executive Officer          1995        158,184         239,341         22,817                     --

Neal J. Tolar                 1997        180,000         118,604          5,529                     --
   Senior Vice President &    1996        167,003         692,831         39,594                     --
   Chief Technical Officer    1995        146,037         220,041         22,964                     --

Gary A. Monetti               1997        141,000          85,050          3,490                 20,000
   President & Chief          1996        109,990          73,098         27,759                     --
   Operating Officer          1995         97,565         111,438         14,398                     --

Thomas L. Shoquist (2)        1997        118,000          46,895          3,715                     --
   Vice President-Quality     1996        113,526          58,367         27,349                     --
                              1995        106,850         102,533         16,210                     --

Raymond A. Link               1997        130,000          79,604          3,612                 15,000
   Vice President-Finance &   1996        106,194          74,683         15,097                 60,000
   Chief Financial Officer    1995              *               *              *                100,000

* Mr. Link joined the Company in Fiscal 1995 and earned less than $100,000 in Fiscal 1995.
(1) Amounts shown represent the number of shares subject to qualified and non-qualified stock options granted each year.
(2)   Mr. Shoquist retired from Sawtek Inc. on October 1, 1997.
(3)   The amounts reported include the following:

                               Contributions to the Sawtek Inc.     Taxable         Premiums       Estate and
                               Employee Stock Ownership Plan      Portion of     for Disability   Tax Planning
Name                    Year       # of Shares  Cost Basis      Life Insurance      Insurance       Services
----                    ----       -----------  ----------      --------------   --------------   ------------
Steven P. Miller        1997          6,127       $ 2,757          $ 1,321               --               --
                        1996         19,771        20,329            1,218            2,245           24,729
                        1995         32,048        14,421            1,218            3,363            3,815

Neal J. Tolar           1997          6,127         2,757            2,772               --               --
                        1996         19,771        20,329            2,556               --           16,709
                        1995         32,048        14,421            1,636            6,542              365

Gary A. Monetti         1997          7,080         3,186              304               --               --
                        1996         19,771        20,329              224               --            7,206
                        1995         31,498        14,174              224               --               --

Thomas L. Shoquist      1997          7,080         3,186              529               --               --
                        1996         19,771        20,329            1,020               --            6,000
                        1995         34,654        15,594              616               --               --

Raymond A. Link         1997          7,080         3,186              426               --               --
                        1996         14,360        14,765              332               --               --

Option Grants in FY97

                                                                                          Potential Realizable Value at
                                   % of       Exercise     Market Price                   Assumed Rate of Stock Price
                                   Total        Price      Per Share at    Expiration     Appreciation for Option Term
                 # Granted (1)   Grants (2)   Per Share    Date of Grant      Date             0%       5%        10%
                 -------------   ----------   ---------    -------------   ----------         ---    --------  --------
Steven P. Miller      --            --           --            --              --             --        --         --

Neal J. Tolar         --            --           --            --              --             --        --         --

Gary A. Monetti     20,000         8.18%       $28.75        $28.75          3/26/07          $0     $361,614  $916,402

Thomas L. Shoquist    --            --           --            --              --             --        --         --

Raymond A. Link     15,000         6.13%       $28.75        $28.75          3/26/07          $0     $271,211  $687,302

(1) The options become exercisable at a rate of 25% per year over four years and have a term of 10 years. The potential realizable value is calculated based on the term of the option at the time of the grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock performance.
(2) Based on an aggregate of 244,500 options granted to employees, officers and Directors of the Company in fiscal 1997 including the Named Executive Officers.

Aggregate Option Exercises in Fiscal Year 1997 and Fiscal Year-End Option Values

                                                   Number of Securities
                    # of Shares                   Underlying Unexercised              Value of In-the-Money
                     Acquired         Value    Options at September 30, 1997     Options at September 30, 1997 (2)
                    On Exercise   Realized (1)  Exercisable   Unexercisable        Exercisable  Unexercisable
                    -----------   ------------  -----------   -------------        -----------  -------------
Steven P. Miller        --             --            --            --                  --            --

Neal J. Tolar           --             --            --            --                  --            --

Gary A. Monetti       94,250       $2,788,394      167,980        23,750           $7,748,078    $  520,494

Thomas L. Shoquist      --             --            --            --                  --            --

Raymond A. Link       40,000       $1,011,888       25,000       110,000           $1,139,513    $4,125,525

(1) Based on the product of (i) the fair market value of the Common Stock at the date of exercise minus the exercise price and (ii) the number of shares acquired upon exercise.
(2) Based on the product of (i) the fair market value of the Common Stock at September 30, 1997 ($46.25 per share) minus the exercise price and (ii) the number of shares acquired upon exercise.

                                       20

Security Ownership of Certain Beneficial Owners and Management
Directors, Executive Officers and Five Percent (5%) Shareholders

                                                                 Shares Beneficially Owned
Principal Shareholders                                        Number                 Percent
----------------------                                        ------                 -------
Employee Stock Ownership and 401(k) Plan (1)                 6,569,669                31.63%
   ("The ESOP")

Pilgrim Baxter & Associates, Ltd. (2)                        2,077,369                10.00%
   1255 Drummers Lane, Suite 300
   Wayne, PA  14087-1590

Executive Officers and Directors

Steven P. Miller (3)                                         1,217,346                 5.86%

Neal J. Tolar (4)                                            1,041,827                 5.02%

Gary A. Monetti (5)                                            204,230                 0.98%

Raymond A. Link (6)                                             34,874                     *

Robert C. Strandberg (7)                                        10,134                     *

Bruce S. White (8)                                              16,667                     *

Willis C. Young (8)                                              6,667                     *

All Directors and Executive Officers as a Group (8 persons)  2,531,745                12.19%

*     Less than 1% of the outstanding Common Stock.
(1) Marine Midland Bank is the Trustee of the ESOP. The ESOP, through its Trustee, exercises sole dispositive and voting control over these shares, all of which are held by the ESOP as record owner. Includes 4,039,445 shares allocated to participants' accounts and 2,530,224 shares not yet allocated to participants' account. Each ESOP participant, with respect to certain matters, controls the voting of shares allocated to his or her account by instructing the Trustee how such shares shall be voted. The Trustee controls the voting of all unallocated shares.
(2)   The Company has relied on information supplied directly by this firm.
(3) Includes 406,323 shares held by Sawmill Investment Limited Partnership of which Mr. Miller is the general partner and 787,835 shares held by Via Capri Investment Limited Partnership of which Mr. Miller has indirect voting control, and 23,188 shares held in trust for his majority age children. Excludes 108,497 shares owned by the ESOP but allocated to his account.
(4) Excludes shares owned by his majority age children for which he disclaims any beneficial interest. Excludes 147,543 shares owned by the ESOP but allocated to his account. Includes 331,201 shares held by MOP Investment Limited Partnership and 710,626 held by MOPNJ Investment Limited Partnership of which Dr. Tolar has indirect voting control.
(5) Includes options to purchase 171,730 shares of Common Stock exercisable within 60 days of October 31, 1997. Excludes 98,569 shares owned by the ESOP but allocated to his account.
(6) Includes options to purchase 25,000 shares of Common Stock exercisable within 60 days of October 31, 1997. Excludes 17,354 shares owned by the ESOP but allocated to his account.
(7) Includes options to purchase 9,334 shares of Common Stock exercisable within 60 days of October 31, 1997.
(8) Includes options to purchase 6,667 shares of Common Stock exercisable within 60 days of October 31, 1997.

PROXY

STEVEN P. MILLER, RAYMOND A. LINK AND WILLIAM A. GRIMM, or any of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on January 23, 1998, or at any adjournment, upon such business as may properly come before the meeting, including the following items as set forth in the Proxy Statement.

1.    Election of Directors,  Nominees:
      Steven P. Miller, Neal J. Tolar, Robert C. Strandberg, Bruce S. White, Willis C. Young

                                             For the above
                                           slate of nominees         Withheld

      Election of Directors                      _______              ______

      If withheld, please list the nominee(s) that you are not in favor of:

      _______________________________________________

2.    Amendment to the Sawtek Inc. Second Stock Option Plan:

                                                For the
                                               Amendment             Withheld

                                                _______               ______

3.    Adoption of the Sawtek Inc. Stock Option Plan for Acquired Companies:

                                               For the
                                               Amendment             Withheld

                                                _______               ______

You are encouraged to specify your choices by marking the appropriate box. This Proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the election of Directors, for the amendment to the Sawtek Inc. Second Stock Option Plan, and for the adoption of the Sawtek Inc. Stock Option Plan for Acquired Companies. The Proxies cannot vote your shares unless you sign and return the ballot. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

________  I plan to attend the meeting.

      Signature(s) ________________________________   Date _________________
      Signature    ________________________________   Date _________________

      Please sign exactly as name appears above. When signing as attorney, executor, administrator, Trustee, or guardian, give your full title as such. All joint owners must sign.

(change of address)                               Shares held in your name:
_____________________________________             _________________________
_____________________________________
_____________________________________